EXHIBIT 11.1


                              DATATEC SYSTEMS, INC.
                     COMPUTATION OF EARNINGS(LOSS) PER SHARE



                                                         1998                          1997                       1996


Earnings (loss) per share


Income (loss) from continuing operations           $  (1,218,000)                 $   127,000              $ (5,149,000)

Less: preferred dividends                                     --                   (2,128,000)                       --
                                                   -------------                  -----------              -------------
Loss available for common shareholders                (1,218,000)                 (2,001,000)                (5,149,000)

Discontinued operations                               (2,768,000)                 (5,662,000)                (8,046,000)

Extraordinary item                                            --                          --                   (223,000)
                                                   -------------                  -----------              -------------

Net loss                                           $  (3,986,000)               $ (7,663,000)              $(13,418,000)
                                                   ==============               =============              =============



Weighted average number of  shares outstanding        26,451,000                  21,151,000                 18,354,000


Assumed issuances under exercise of

     stock options and warrants                               --(1)                       --(1)                      --(1)
                                                   -------------                  -----------              -------------


Weighted average and common stock equivalents         26,451,000                  21,151,000                 18,354,000
                                                   =============                  ==========               ============


Earnings per share - Basic and Diluted

Income (loss) from continuing operations           $        (.05)               $       (.09)              $       (.28)

Discontinued operations                                     (.10)                       (.27)                      (.44)

Extraordinary item                                            --                          --               $        (.01)
                                                   -------------                  -----------              -------------

Net loss per share                                 $        (.15)               $      ( .36)              $        (.73)
                                                   =============                  ===========              =============


(1) Common Stock equivalents outstanding for 1996, 1997 and 1998 were antidilutive and therefore not included.